COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN
OUTSIDE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT
Colfax Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.001 par value, (the “Stock”) to the Optionee named below. The terms and conditions of the option are set forth in this cover sheet to the Outside Director Non-Qualified Stock Option Agreement, in the attached Non-Qualified Stock Option Agreement (together with the cover sheet, the “Agreement”), and in the Company’s 2016 Omnibus Incentive Plan (the “Plan”).
Grant Date:
Name of Optionee:
Number of Shares Covered by Option:
Option Price per Share: $

By accepting this award in the manner established by the Company, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.
Attachment
This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN
OUTSIDE DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.
Vesting	This option is fully vested as to 100% of the total number of shares covered by the option on the Grant Date, as shown on the cover sheet.
Term
Your option will expire at the close of business at Company headquarters on the day before the seventh (7th) anniversary of the Grant Date, as shown on the cover sheet (the “Expiration Date”). Your option will remain exercisable until the Expiration Date, and thereafter shall be null and void and no longer exercisable.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” in the manner determined by the Company. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. Currently, notice may be given by logging on to your brokerage account at https://www.benefits.ml.com/login/ using your user identification and password.
If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:
Cash, your personal check, a cashier’s check, a money order, or another cash equivalent acceptable to the Company.
Shares of Stock which have already been owned by you, including but not limited to Shares which would otherwise be delivered on settlement of the option subject to this Agreement, and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.
By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Committee).
Instructions can be found within your brokerage account.

Withholding Taxes
You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.
In connection with any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option purporting to arise under such an agreement.

Retention Rights
Neither your option nor this Agreement gives you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend, or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Unless otherwise specified in an agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments, or negotiations concerning this option are superseded.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Corporate Secretary to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.